As filed with the Securities and Exchange Commission on June 26, 2015

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOGEN INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0112644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
225 Binney Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

BIOGEN INC. 2015 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

SUSAN H. ALEXANDER, ESQ.
Executive Vice President and Chief Legal Officer
Biogen Inc.
225 Binney Street
Cambridge, Massachusetts 02142
(617) 679-2000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer ☐	Smaller reporting company
☑	☐	(Do not check if a smaller reporting company)	☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Registered(1)	Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price(2)	Registration Fee
Common Stock, $.0005 par value per share	6,200,000 shares	$413.13	$2,561,406,000	$297,635.38

(1)
The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the terms of the 2015 Biogen Employee Stock Purchase Plan (“ESPP”). Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of the Registrant’s common stock which may be subject to grant or otherwise issuable by operation of the provisions of the ESPP governing such adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high ($415.99) and low ($410.27) sales price for Registrant’s common stock as reported on the NASDAQ Global Select Market on June 24, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement on Form S-8 of Biogen Inc. (“Biogen” or “Registrant”), Commission File Number 000-19311, will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Biogen hereby incorporates the following documents filed with the Commission herein by reference:

(a)	Biogen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 4, 2015;

(b)	Biogen’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on April 24, 2015;

(c)	Biogen’s Current Report on Form 8-K filed on March 27, 2015; and

(d)	The description of Biogen’s common stock contained in the Registration Statement on Form 8-B filed on June 2, 1997, including any amendment or report updating such description of the common stock.

All documents subsequently filed by Biogen pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in this Registration Statement and shall be deemed to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article X of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides for the elimination of personal monetary liabilities of directors of Biogen for any breach of their fiduciary duties to the full extent permitted by the General Corporation Law of Delaware (the “GCL”). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the corporation shall not eliminate or limit the liability of a director for: (i) breaching his or her duty of loyalty; (ii) failing to act in good faith, engaging in intentional misconduct or knowingly violating the law; (iii) paying an unlawful dividend or approving an illegal stock repurchase; or (iv) obtaining an improper personal benefit.

Section 145 of the GCL provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Indemnification provided pursuant to Section 145 of the GCL is not exclusive of any other rights to which those seeking indemnification may be entitled to under any bylaw, agreement, disinterested director vote, stockholder vote or otherwise.

The Registrant’s Third Amended and Restated Bylaws provide that Biogen shall provide, to the fullest extent authorized by the GCL, indemnification against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred by its directors, officers, or any other person who is or was serving at the request of Biogen as a director, officer, employee or agent of another related entity and shall advance expenses to such persons, in respect of any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was serving in such capacity.

In addition, Biogen maintains directors’ and officers’ liability insurance which insures against certain liabilities that directors or officers of Biogen may incur in such capacities.

Biogen also has in place agreements with certain of its officers and directors which affirm Biogen’s obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Biogen’s Bylaws.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 11, 2015.

BIOGEN INC.
By:	/s/George A. Scangos
George A. Scangos
Chief Executive Officer

[SIGNATURE PAGE CONTINUES ON THE NEXT PAGE.]

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2015.

Further, we, the undersigned officers and directors of the Registrant hereby severally constitute and appoint George A. Scangos, Paul J. Clancy and Susan H. Alexander and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this Registration Statement on Form S-8 of the Registrant, including post-effective amendments to the Registration Statement, and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to any and all amendments.

Name	Capacity
/s/George A. Scangos
George A. Scangos	Director and Chief Executive Officer (Principal Executive Officer)
/s/Paul J. Clancy
Paul J. Clancy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/Gregory F. Covino
Gregory F. Covino	Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/Stelios Papadopoulos
Stelios Papadopoulos	Director and Chairman of the Board of Directors
/s/Alexander J. Denner
Alexander J. Denner	Director
/s/Caroline D. Dorsa
Caroline D. Dorsa	Director
/s/Nancy L. Leaming
Nancy L. Leaming	Director
/s/Richard C. Mulligan
Richard C. Mulligan	Director
/s/Robert W. Pangia
Robert W. Pangia	Director
/s/Brian S. Posner
Brian S. Posner	Director
/s/Eric K. Rowinsky
Eric K. Rowinsky	Director
/s/Lynn Schenk
Lynn Schenk	Director
/s/Stephen A. Sherwin
Stephen A. Sherwin	Director

EXHIBIT INDEX

Exhibit*	Description

4.1	Amended and Restated Certificate of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to Biogen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

4.2	Certificate of Amendment to the Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to Biogen’s Current Report on Form 8-K filed on March 27, 2015.

4.3	Third Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2 to Biogen’s Current Report on Form 8-K filed on March 27, 2015.

5 +	Opinion of Ropes & Gray LLP.

23.1 +	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

23.2 +	Consent of Ropes & Gray LLP (included in its opinion in Exhibit 5).

24 +	Powers of Attorney (contained in Part II hereof under Signatures and Power of Attorney).

99	Biogen Inc. 2015 Employee Stock Purchase Plan. Filed as Appendix A to Biogen’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2015.

*	Unless otherwise indicated, exhibits were previously filed with the Securities and Exchange Commission under Commission File Number 000-19311 and are incorporated herein by reference.

+	Filed herewith.